Exhibit 1.6

For Immediate Release ▶ ▶ ▶	For More Information ▶ ▶ ▶
Aug. 30, 2005	Kara Hoffman
Articulate Communications Inc.
212.255.0080, ext. 13
khoffman@articulatepr.com
Ross Systems Attains Gold Certified Partner Status
in Microsoft Partner Program
Ross Systems Further Distinguishes Itself by Earning a Microsoft Competency
in Microsoft Business Solutions
ATLANTA — Aug. 30, 2005 — Ross Systems, Inc. (“Ross”), a global provider of enterprise software solutions for manufacturers and a subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that it has attained Gold Certified status in the Microsoft Partner Program with a competency in Microsoft Business Solutions.
As a Gold Certified Partner, Ross and the company’s flagship offering, iRenaissance, have demonstrated expertise with Microsoft Technologies and proven its ability to meet customers’ needs. Microsoft Gold Certified Partners receive a rich set of benefits, including training and support, giving them a competitive advantage with their customers.
“Customers are looking for partner companies that can bridge the gap between their business demands and technology capabilities,” said Allison Watson, vice president of the Worldwide Partner Sales and Marketing Group at Microsoft Corp. “They need to trust in someone that can act as an expert adviser for their long-term strategic technology plans. Microsoft Gold Certified Partners, which have certified expertise and direct training and support from Microsoft, can build a positive customer experience with our technologies. Today, Microsoft recognizes Ross Systems as a new Microsoft Gold Certified Partner for demonstrating its expertise in providing customer satisfaction with Microsoft products and technology.”
As one of the requirements for attaining Gold Certified status, Ross declared Microsoft Competency for Microsoft Business Solutions. Microsoft Competencies are designed to help differentiate a partner’s capabilities with specific Microsoft technologies to customers looking for a particular type of solution. The Microsoft Business Solutions Competency is designed for partners with proven expertise in designing and/or implementing enterprise resource planning (ERP) and customer relationship management (CRM) capabilities with Microsoft Business Solutions technologies.
In its relationship with Microsoft, Ross benefits from access to a variety of exclusive resources and early Microsoft product information, to deliver the most up-to-date products and services to its customers. Ross customers also have access to Microsoft Certified Professionals, experts dedicated to help develop, implement and support Microsoft-based solutions.
“Ross has always maintained close ties and support for Microsoft applications and this certification is great validation for both our products and the success accomplished by Ross’ user community,” said Eric Musser, CTO of Ross Systems. “As the premier certified vendor focused on targeted vertical markets, Ross will continue to concentrate on the development of cutting-edge technology applications that enable our customers to achieve true business value.”
Global Headquarters ▶ Ross Systems, Inc. ▶ Two Concourse Parkway, Suite 800 ▶ Atlanta, GA 30328 ▶ USA
www.rossinc.com ▶ +1 770.351.9600

The Microsoft Partner Program was launched in December 2003 and represents Microsoft’s ongoing commitment to the success of partners worldwide. The program offers a single, integrated partnering framework that recognizes partner expertise, rewards the total impact that partners have in the technology marketplace and delivers more value to help partners’ businesses be successful.
About Ross Systems
Ross Systems, Inc., an enterprise software subsidiary of CDC Corporation (NASDAQ: CHINA), delivers innovative software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Focused on the food and beverage, life sciences, chemicals, metals and natural products industries and implemented by more than 1,200 customer companies worldwide, the company’s family of Internet-architected solutions is a comprehensive, modular suite that spans the enterprise, from manufacturing, financials and supply chain management to customer relationship management, performance management and regulatory compliance. For more information, visit www.rossinc.com.
About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 2,000 employees with operations in 17 countries.
For more information about CDC Corporation, please visit the website www.cdccorporation.net.
Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to results achieved by Ross customers based on their utilization of Ross Systems iRenaissance solution combined with Microsoft technologies. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of specific vertical markets; the continued ability of Ross’ solutions to address industry-specific and regulatory requirements; demand for and market acceptance of new and existing enterprise software and services and the positioning of Ross’ solutions in targeted industries, including food & beverage, life sciences, metals, chemicals and natural products. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.
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